UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 17, 2006

KOHL’S CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	1-11084	39-1630919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N56 W17000 Ridgewood Drive Menomonee Falls, Wisconsin	53051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (262) 703-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 17, 2006, Kohl’s appointed Mr. Thomas Kingsbury to the position of Senior Executive Vice President effective in August 2006.  He will oversee store operations and information technology for Kohl’s.  Prior to his appointment, Mr. Kingsbury, age 53, held various positions at the former May Department Stores Company, the last seven years as president and CEO of Filene’s, May’s largest division.

In connection with this appointment, Kohl’s entered into a written Employment Agreement with Mr. Kingsbury setting forth the terms of Mr. Kingsbury’s employment, including the following:

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the term of the Employment Agreement is three years, extended on a daily basis until either Mr. Kingsbury or Kohl’s notifies the other party that the term shall no longer be so extended;

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Mr. Kingsbury shall be eligible for participation in the health plans, incentive plans, and other benefit plans and perquisites as Kohl’s may establish for senior executives from time to time;

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Mr. Kingsbury shall not compete with Kohl’s for a period of one year following the termination of his employment;

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if Mr. Kingsbury’s employment is terminated by Kohl’s due to certain misconduct by him or his voluntary resignation or non-renewal, he shall not receive any severance benefits;

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if Mr. Kingsbury’s employment is terminated upon his death or Kohl’s non-renewal, he or his estate shall be entitled to receive a severance payment equal to a fixed portion of his last annual salary, payable for one year following the date of termination pursuant to normal payroll practices.  In addition, he or his estate shall be entitled to receive a pro rata portion of his bonus award for the current year, if any;

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if Mr. Kingsbury’s employment is terminated as a result of his disability, he will receive as severance six months of salary continuation payments following exhaustion of short-term disability benefits, plus a prorated portion of his bonus award for the current year, if any;

•

if Mr. Kingsbury’s employment is terminated by Kohl’s in violation of the Employment Agreement, or by Mr. Kingsbury as a result of a breach of the Employment Agreement by Kohl’s, Kohl’s requiring Mr. Kingsbury to relocate, or a significant reduction in Mr. Kingsbury’s job status, salary or scope of responsibilities, Mr. Kingsbury will be entitled to the following severance benefits:

●	salary continuation for the then remaining term of his Employment Agreement;

●	a pro rata portion of his bonus award for the current year, if any;

●	limited outplacement services; and

●	limited reimbursement of health insurance continuation premiums for the remaining term of his Employment Agreement;

•

if, within one year following a “change of control” of Kohl’s (as defined in the Employment Agreement) Mr. Kingsbury’s employment is terminated by Kohl’s in violation of his Employment Agreement or by Mr. Kingsbury as a result of Kohl’s breach of his Employment Agreement, Kohl’s requiring him to relocate, or a significant reduction in his job status, salary or scope of responsibilities, Mr. Kingsbury will be entitled to the following severance benefits;

●	a prorated portion of his bonus award for the current year, if any;

●	limited outplacement services;

●	limited continuation of health insurance benefits at Mr. Kingsbury’s expense; and

●	a lump sum severance payment equal to the sum of:

●	his base salary for the remaining term of his Employment Agreement, but not less than 2.9 years; and

●	incentive compensation payable to him for the then remaining term of his Employment Agreement, but not less than 2.9 years;

•

if any amount payable under the Employment Agreement upon the termination of Mr. Kingsbury’s employment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties would be incurred by Mr. Kingsbury with respect to such excise tax, then Mr. Kingsbury would be entitled to receive an additional amount so that after payment by him of all such excise taxes, interest and penalties, he would retain an amount equal to such excise taxes, interest and penalties.

•

in all cases, Kohl’s obligation to pay severance is contingent upon Mr. Kingsbury’s execution of a general release of claims against Kohl’s, and except in the case of termination following a change of control, severance payments are subject to offset for any compensation from other sources received by Mr. Kingsbury during the period during which the severance is to be paid.

In addition, Mr. Kingsbury will receive specified awards of restricted stock, stock options and bonuses in connection with his initial employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Kohl’s has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 23, 2006

KOHL’S CORPORATION

By:  /s/ Richard D. Schepp

Richard D. Schepp

Executive Vice President

General Counsel and Secretary

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